Exhibit 99.(h)(1)

UBS Relationship Funds

J.P.Morgan

TABLE OF CONTENTS

1.	Intention of the Parties; Definitions		1
	1.1.	Intention of the Parties	1
	1.2.	Definitions; Interpretation	1

2.	What J.P. Morgan is Required to Do		5
	2.1.	The Services	5
	2.2.	No Duty to Monitor Compliance	5
	2.3.	No Responsibility for Tax Returns	5
	2.4.	Storage of Records	6
	2.5.	Compliance with Laws and Regulations	6
	2.6.	Change Control	6

3.	Instructions		7
	3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions	7
	3.2.	Verification and Security Procedures	7
	3.3.	Instructions Contrary To Applicable Law/Market Practice	8
	3.4.	Cut-Off Times	8
	3.5.	Electronic Access	8

4.	Fees and Expenses Owing to J.P. Morgan		8
	4.1.	Fees and Expenses	8

5.	Additional Provisions		8
	5.1.	Representations of the Customer and J.P. Morgan	8
	5.2.	The Customer to Provide Certain Information to J.P. Morgan	9
	5.3.	Information Used to Provide the Service	9

6.	Where J.P. Morgan is Liable to the Customer or the Funds		10
	6.1.	Standard of Care; Liability	10
	6.2.	Force Majeure	11
	6.3.	J.P. Morgan May Consult with Counsel	12
	6.4.	Limitations of J.P. Morgan’s Liability	12

7.	Term and Termination		13
	7.1.	Term and Termination	13
	7.2.	Other Grounds for Termination	14
	7.3.	Consequences of Termination	15
	7.4.	Transition following Termination	15

8.	Miscellaneous		15
	8.1.	Notices	15
	8.2.	Successors and Assigns	15
	8.3.	Entire Agreement	16
	8.4.	Insurance	16
	8.5.	Governing Law and Jurisdiction	16
	8.6.	Severability; Waiver; and Survival	16
	8.7.	Confidentiality	17
	8.8.	Use of J.P. Morgan’s Name	18

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8.9.	Delegation	18
8.10.	Counterparts	18
8.11.	No Third Party Beneficiaries	18
8.12.	Liability by Fund	18
EXHIBIT A List of Funds		20
SCHEDULE 1 SERVICES and FEES		21

ii

FUND SERVICES AGREEMENT

This Agreement, dated June 27, 2012, is between JPMORGAN CHASE BANK, N. A. with a place of business at One Beacon Street, Boston, Massachusetts 02108 (“J.P. Morgan”) and each investment company identified on Exhibit A hereto (as such exhibit may be amended from time to time) (each such investment company, a “Customer”), acting on behalf of its respective series or portfolios identified on Exhibit A, as may be amended from time to time, and in the case of those investment companies for which no separate series or portfolios are identified on such Exhibit A, acting for and on behalf of itself (each such series, portfolio or investment company, as the case may be, hereinafter referred to as a “Fund”).  For the sake of clarity, the term Customer when modified by the phrase “on behalf of a Fund”; “with respect to a Fund”; or similar phrasing covers both an investment company acting on behalf of its series or portfolio and an investment company with no separate series or portfolios but acting on behalf of itself.

1.             Intention of the Parties; Definitions

1.1.         Intention of the Parties

(a)           J.P. Morgan is a transfer agent registered with the United States Securities and Exchange Commission (“SEC”).

(b)           The Customer is an open-end management investment company whose Funds are registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the Funds’ Registration Statements, as amended from time to time.

(c)           The Customer has requested J.P. Morgan to provide Accounting and NAV Calculation Services, Fund Administration Services and Transfer Agency Services to the Funds, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules.  J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

1.2.         Definitions; Interpretation

(a)           As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 1.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or Customer, as the case may be.

Fund Services Agreement JPMIS December 2010

“Applicable Law” means any applicable statute (including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”)), treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Articles” means the articles of incorporation or declaration of trust, etc. of the Customer, as amended from time to time.

“Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer, including the Investment Adviser) to act on behalf of Customer or the Funds under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of directors [or trustees] of the Customer.

“Change” has the meaning given in Section 2.6.

“Change Control” means the process set out in Section 2.6.

“Change Request” has the meaning given in Section 2.6.

“Confidential Information” means and includes all non-public information (including a Fund’s portfolio holdings, securities transactions and account balances) concerning the Customer and/or the Funds and their shareholders which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Distributor” means any entity or structure, the purpose of which is to make the shares of the Customer available to the public (e.g., broker-dealers; fund of funds; wrap accounts).

“Fees” means the payments described in Article 4, to be made by the Customer to J.P. Morgan for the Services.

“Fund Administration Services” means the services described in Schedule 1.

“Fund(s)” means shares of beneficial interest in the Customer that are divided into a separate series, with each series of the Customer corresponding to a distinct part of the assets and liabilities of the Customer, with such features as described in the Registration Statement.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“OTC Derivative Contract” means any contract of a type that J.P. Morgan, acting reasonably, determines to be an over-the-counter derivative.

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A, Form N-2, or Form N-1, as applicable, of the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“SAI” means the statement of Additional Information of the Funds as supplemented, updated or amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Security Procedure” means any security procedure to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties.  A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Customer. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction; provided that nothing in the foregoing clause shall require Customer to use SWIFT messaging as a method for providing Instructions.

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive fees under this Agreement.

“Services” means the services described on Schedule 1, including Accounting and NAV Calculation Services, Fund Administration Services and Transfer Agency Services.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares.

“Shareholder” means a holder of Shares.

“Shareholder Records” means the records maintained by the Transfer Agent containing information concerning the Shareholders and Share Transactions.

“Shares” means the shares issued by the Customer.

“Transfer Agency Services” means the services described in Schedule 1.

(b)           Headings are for reference and convenience only and are not intended to affect interpretation.

(c)           References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)           Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.             What J.P. Morgan is Required to Do

2.1.         The Services

(a)           The Customer hereby appoints J.P. Morgan to act as administrator of and to provide the Services with respect to each of the Funds and J.P. Morgan agrees to act as administrator of and to provide the Services with respect to the Funds (subject to any limitations notified by the Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)           The Customer shall not permit the Registration Statement to be amended in a way that is materially inconsistent with the terms and conditions of the Agreement.

(c)           J.P. Morgan shall act as agent of the Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(d)           The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services.

2.2.         No Duty to Monitor Compliance

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractor) with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement  and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser, their respective delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractor) with any such restrictions or guidelines.

2.3.         No Responsibility for Tax Returns

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Customer with information regarding taxable events in the United States in relation to the Customer and/or the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement.

2.4.         Storage of Records.

J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. All such records are the property of the Customer.  If requested by Customer, J.P. Morgan shall provide any and all such records to the Customer and, if requested by Customer, return such books and records to the Customer or its designees promptly upon termination of this Agreement (whether such books and records are in written or electronic form).  Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties.  The applicable Funds shall be responsible for the payment of reasonable, out-of-pocket research and copying costs directly and actually incurred by J.P. Morgan in connection with any such request.

2.5.         Compliance with Laws and Regulations.

J.P. Morgan will comply with Applicable Law in the United States with respect to the provision of the Services. The Customer undertakes to comply (and to cause the Funds to comply) with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Funds.

2.6.         Change Control.

(a)           If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)           Promptly following the receipt of a Change Request the parties shall agree in writing whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)           If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes outlined in Section 2.6(a) and (b) above. J.P. Morgan shall bear its own costs except that:

(i)            J.P. Morgan shall be entitled to charge the Customer a fee agreed to by the parties in writing for any changes to software that will be developed or customized for the Customer and agreed to in writing by the Customer; and

(ii)           J.P. Morgan shall be entitled to charge the Customer a fee agreed to by the parties in writing for any changes required as a result of the change in Applicable Law affecting the Customer and/or any of its Funds in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s risk associated with provision of the Services, J.P. Morgan shall be entitled to make an appropriate increase in the Fees, provided that the parties have agreed in writing to any such increase prior to the implementation of such increase.

3.             Instructions

3.1.         Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)           The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry.  The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud, willful misconduct or reckless disregard on the part of the J.P. Morgan Indemnitees in the performance of its duties under this Agreement, including, without limitation, with respect to the manner in which such Instructions are followed.

(b)           J.P. Morgan shall promptly notify an Authorized Person or Shareholder, as applicable, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction.  J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it.  J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

3.2.         Verification and Security Procedures.

J.P. Morgan and Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

3.3.         Instructions Contrary To Applicable Law/Market Practice.

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice but J.P. Morgan will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.  In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will promptly notify Customer where reasonably practicable.

3.4.         Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of certain Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by J.P. Morgan in accordance with the Registration Statement) after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable on the next business day.

3.5.         Electronic Access.

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

4.             Fees and Expenses Owing to J.P. Morgan

4.1.         Fees and Expenses.

(a)           The Customer will pay J.P. Morgan for the Services under this Agreement the fees and expenses as set forth in Schedule 1 hereto.  In all cases, J. P. Morgan shall provide Customer with receipts, invoices or other appropriate written evidence reasonably satisfactory to Customer confirming any expenses incurred.

(b)           Invoices will be payable within thirty (30) days of the date of receipt of the invoice.  If the Customer disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

5.             Additional Provisions

5.1.         Representations of the Customer and J.P. Morgan.

(a)           The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the

Customer’s legal, valid and binding obligation, enforceable against Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf other than as set forth in this Agreement, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan under this Agreement.

(b)           J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms; (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) any and all information provided to Customer or its representatives in connection with the Customer’s evaluation of J.P. Morgan’s experience and capabilities and Customer’s decision to appoint J.P. Morgan as a service provider hereunder was at the time it was provided true, correct and complete in all material respects; and (iv) it has established and maintains and enforces written policies and procedures reasonably designed to prevent material and intentional violations of Applicable Law relating to J.P. Morgan’s duties as a service provider hereunder (including federal securities laws prohibiting unlawful use and disclosure of material, non-public information regarding an issuer (such as Customer) or a security (such as Customer’s shares) by J. P. Morgan as a service provider hereunder.

5.2.         The Customer to Provide Certain Information to J.P. Morgan.

Upon request, the Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Articles and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that are necessary for J.P. Morgan to perform the Services described in this Agreement.  The expense of any opinions requested by J.P. Morgan shall be borne by the Customer to the extent the same arises out of any change in facts or circumstances specific to the Customer (and not of J.P. Morgan’s customers generally) after the date hereof.

5.3.         Information Used to Provide the Service.

The Customer agrees with J.P. Morgan that any information the Customer or the Investment Adviser provides to J.P. Morgan pursuant to this Agreement shall be complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

6.             Where J.P. Morgan is Liable to the Customer or the Funds

6.1.         Standard of Care; Liability.

(a)   J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by J.P. Morgan, the Customer, the Fund or the Shareholders in connection with the matter to which this Agreement relates, except for a loss or expense to the extent caused by or resulting from willful misfeasance, bad faith or negligence on J.P. Morgan’s part in the performance of its duties or from reckless disregard by J.P. Morgan of its obligations and duties under this Agreement.  In the performance of its services, however, J.P. Morgan shall be obligated to exercise the due care and diligence of an open-end fund administrative, accounting and transfer agent.  In no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Bank has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)   J.P. Morgan shall indemnify and hold the Customer and the Funds, their Affiliates, and their respective directors, officers and employees (collectively, “Customer Indemnitees”) harmless from and against any and all Liabilities that may be imposed on, incurred by or asserted against any of the Customer Indemnitees in connection with or arising out of J.P. Morgan’s refusal or failure to comply with the material terms of this Agreement; J.P. Morgan’s breach of any material representation made by it herein; J.P. Morgan’s lack of good faith or acts involving negligence, fraud, willful misconduct or reckless disregard of its duties under this Agreement; J.P. Morgan’s violation of Applicable Law; or J.P. Morgan’s breach of the standard of care in this Agreement.

(c)   The Customer shall indemnify and hold the J.P. Morgan Indemnitees harmless from and against any and all Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or reckless disregard or engaged in fraud or willful misconduct in connection with the Liabilities in question or violated Applicable Law or breached the standard of care of this Agreement.  Nevertheless, subject to 6.1(a), the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 6.1(b) of this Agreement.

(d)   In connection with any indemnification required under this Agreement, the party seeking indemnification (“Indemnified Party”) shall give written notice within a reasonable period of time to the other party (“Indemnifying Party”) of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification.  The failure to do so notify the Indemnifying Party of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Indemnifying Party of any liability arising under this Agreement, except to the extent failure to give notice prejudices the Indemnifying Party.

(e)   For any legal proceeding giving rise to indemnification under this Agreement, the Indemnifying Party shall be entitled to defend or prosecute any claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing if it gives written notice to the Indemnified Party within fifteen (15) business days of receiving notice of such claim.  Notwithstanding the foregoing, the Indemnified Party may participate in the litigation at its own expense through counsel of its own choosing.  If the Indemnifying Party chooses to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

(f)    No Shareholder of the Customer (or any Fund thereof), or any trustee, officer, employee or agent of the Customer (or any Fund thereof), shall be subject to claims against or obligations of the Customer (or any Fund thereof) to any extent whatsoever.  J.P. Morgan agrees that the obligations assumed by the Customer (or any Fund thereof) under this Agreement shall be limited in all cases to the Customer (and specifically to the relevant Fund and its assets), and J.P. Morgan shall not seek satisfaction of any such obligation from the Shareholders or any Shareholder of the Customer (or the relevant Fund) or from any other Fund of the Customer, or from any trustee, officer, employee or agent of the Customer (or any Fund thereof).

(g)   The provisions of this Section 6.1 shall survive the termination of this Agreement.

6.2.         Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. To the extent permitted by Applicable Law, J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer or any of the Funds  may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any governmental authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan.

Similarly, Customer shall have no liability hereunder for any damage, loss, expense or liability of any nature that J.P. Morgan may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any governmental authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of Customer or its employees), malfunction of equipment or software (except where such malfunction is primarily attributable to Customer’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities or any other cause beyond the reasonable control of Customer.

6.3.         J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of Applicable Law or market practice (which may be the professional advisors of the Customer or the Funds), and shall not be liable to Customer under this Agreement for any action taken or omitted in good faith pursuant to such advice provided that J.P. Morgan has acted with reasonable care in the selection of such professional advisers and acted with reasonable care in reliance on such advice.

6.4.         Limitations of J.P. Morgan’s Liability.

(a)           J.P. Morgan may rely on information provided to it by or on behalf of the Funds, or which was prepared or maintained by the Customer or any third party (which is not a subcontractor or Affiliate of J.P. Morgan) on behalf of the Funds, in the course of discharging its duties under this Agreement. J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to J.P. Morgan by the Customer or by the Investment Adviser or any third party which is not a subcontractor or affiliate of J.P. Morgan, including but not limited to, information in relation to trades in respect of the Funds or expenses of the Funds; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Funds.

(b)           J.P. Morgan shall not be liable for any error in data that is transitioned to J.P. Morgan at the time it begins to provide the Services with respect to the Funds provided however that J.P. Morgan:

(i)            shall use reasonable efforts to mitigate any Losses arising as a result of any such error of which it is aware; and

(ii)           shall notify the Customer as soon as practicable after becoming aware of the error.

The Customer shall be notified of any remediation efforts needed to correct any such error in data and any compensation to remediate such errors shall be mutually agreed upon by J.P. Morgan and Customer.

(c)           J.P. Morgan shall not be liable for any Losses resulting from a failure by any person (other than an Affiliate or subcontractor of J.P. Morgan) to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services provided however that the Losses do not result from an act of negligence, fraud, willful misconduct or reckless disregard on the part of the J.P. Morgan Indemnitees. J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify the Customer.

(d)           J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Funds, as a result of the failure of the Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

(e)           J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to the NAV correction policy and procedures contained in Schedule 1 of this Agreement.

(f)            The Customer agrees that the accounting reports provided by J.P. Morgan, as well as any share class or other similar reports, are to enable the Customer to fulfill its statutory reporting and investor subscription/redemption obligations, and are not for investment or hedging purposes.

7.             Term and Termination

7.1.         Term and Termination.

(a)           The initial term of this Agreement (“Initial Term”) shall be for a period of five years, commencing as of the date hereof.  Following the Initial Term and any Renewal Term (as defined below), the Customer may renew this Agreement with respect to the Funds specified in the applicable renewal notice for successive two year terms (each such two year term, a “Renewal Term”) by providing to J. P. Morgan written notice of Customer’s intent to renew this Agreement at least thirty

(30) days prior to the expiration of the Initial Term or then current Renewal Term, as the case may be.  No renewal of this Agreement shall be effective unless agreed to by J.P. Morgan.  Either party may terminate this Agreement in whole or with respect to a given Fund at any time without cause or penalty on ninety (90) days’ written notice to the other party.

7.2.         Other Grounds for Termination.

(a)           In the event of the termination of the custody agreement between J.P. Morgan and the Customer, J.P. Morgan or Customer may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the respective Funds to a successor custodian.

(b)           Notwithstanding Section 7.2(a):

(i)            Either party may terminate this Agreement immediately on written notice to the other party with respect to the Funds specified in such termination notice in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach, provided that any such termination by J.P. Morgan may apply only to the Fund(s) in material breach of this Agreement;

(ii)           Either party may terminate this Agreement immediately on written notice to the other party with respect to the Funds specified in such termination notice upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure (a “Bankruptcy Event”), provided that any such termination by J.P. Morgan may apply only to the Fund(s) that experienced a Bankruptcy Event;

(iii)          The Customer may terminate this Agreement immediately on written notice to J.P. Morgan upon J.P. Morgan or an Affiliate of J.P. Morgan to which the performance of Services under this Agreement has been delegated (a “JPM Entity”) becoming the subject of an administrative or regulatory proceeding or investigation that the Customer reasonably but in its sole discretion believes may have a material adverse affect on the Customer or may materially impair a JPM Entity’s ability to provide some or all of the services hereunder or under other agreements related to the Customer; and

(iv)          Either party may terminate this Agreement immediately upon written notice to the other party if the relevant federal or state authority withdraws its authorization of either party.

7.3.         Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4.         Transition following Termination.

As soon as reasonably practicable following the termination or expiration of this Agreement, and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. Except as otherwise provided in Section 7.2, J.P. Morgan shall provide the Services until a replacement administrator is in place, subject to the terms and conditions of this Agreement (including Article 4).  J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance. The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

8.             Miscellaneous

8.1.         Notices.

Notices pursuant to Article 7 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement or on Exhibit A attached hereto, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

8.2.         Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except (1) J.P. Morgan may assign this Agreement without Customer’s consent to (a) any Affiliate or subsidiary of J.P. Morgan with comparable expertise and resources of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business, and in either instance, J.P. Morgan shall provide notice to

Customer of such assignment as soon as reasonably practicable, and (2) the Customer, on behalf of a Fund, may assign this Agreement without J.P. Morgan’s consent in connection with a merger, reorganization or sale of all or substantially all of the assets of the Customer on behalf of a Fund, but provided that any such successor Fund satisfies any new Account opening requirements reasonably required by J.P. Morgan.

8.3.         Entire Agreement.

This Agreement consists exclusively of this document and the Schedules, Appendices and Annexes and sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.4.         Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer or the Funds. J.P. Morgan will, however, provide summary information of its own general insurance coverage, to the Customer upon written request.

8.5.         Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum.  The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

8.6.         Severability; Waiver; and Survival.

(a)           If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)           Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)           The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.7.         Confidentiality.

(a)           Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information without notice and the express written consent of the Customer except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or Funds business, or with the consent of the Customer, provided that prior to disclosing any such Confidential Information pursuant to Applicable Law or as required by any such regulator, J.P. Morgan shall provide Customer with written notice within a reasonable time prior to disclosing Confidential Information to the extent practicable and legally permissible in order to permit Customer to seek a protective order prohibiting the disclosure of such Confidential Information

(b)           The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)            any service providers and/or vendors to the Funds that J.P. Morgan believes in good faith are reasonably required by such person in order for J.P. Morgan to provide the relevant services hereunder;

(ii)           its professional advisers, auditors or public accountants; and

(iii)          its Affiliates; and

(iv)          any revenue authority or any governmental entity.

Except where J.P. Morgan is instructed to provide Confidential Information to a party designated by the Funds, J.P. Morgan agrees to (i)

cause any person to whom it discloses any Confidential Information pursuant to clauses (i), (ii), (iii), or (iv) above to keep such information confidential to the same extent required of J.P. Morgan pursuant to this Agreement or otherwise and (ii) be responsible and liable for any breach of confidentiality by any such person, except in the case of disclosure required to be made by Applicable Law. Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

8.8.         Use of J.P. Morgan’s Name.

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Funds.

8.9.         Delegation.

J.P. Morgan may delegate to a reputable agent any of its functions herein.  Unless prohibited by Applicable Law or written agreement, J.P. Morgan shall deliver advanced notification of any delegation of a material portion of the Services to the Funds.  J.P. Morgan shall remain liable and responsible to the Funds for any such delegation and for the actions of any such agent to the same extent as if J.P. Morgan had performed the Services itself.

8.10.       Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.11.       No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

8.12.       Liability by Fund.

Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Fund and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

UBS RELATIONSHIP FUNDS,		JPMORGAN CHASE BANK, N.A
on behalf of its series or portfolios
identified on Exhibit A		.

By:	/s/ Joseph J. Allessie	By:	/s/ Cathy-Jo Reed

Name:	Joseph J. Allessie	Name:	Cathy-Jo Reed

Title:	Vice President and	Title:	Executive Director

Assistant Secretary

Date:	June 27, 2012	Date:	July 13, 2012

By:	/s/ Thomas Disbrow

Name:	Thomas Disbrow

Title:	Vice President and

Treasurer

Date:	June 27, 2012

EXHIBIT A
List of Funds

UBS Relationship Funds:

UBS Global Securities Relationship Fund

UBS Emerging Markets Equity Relationship Fund

UBS Global (ex-U.S.) All Cap Growth Relationship Fund

UBS Global Equity Relationship Fund

UBS International Equity Relationship Fund

UBS Small-Cap Equity Relationship Fund

UBS U.S. Equity Alpha Relationship Fund

UBS U.S. Large Cap Equity Relationship Fund

UBS U.S. Large Cap Growth Equity Relationship Fund

UBS U.S. Large-Cap Value Equity Relationship Fund

UBS Cash Management Prime Relationship Fund

UBS Core Bond Relationship Fund

UBS Core Plus Bond Relationship Fund

UBS Credit Bond Relationship Fund

UBS Emerging Markets Debt Relationship Fund

UBS Enhanced Yield Relationship Fund

UBS Global (ex-US) Bond Relationship Fund

UBS Global Corporate Bond Relationship Fund

UBS High Yield Relationship Fund

UBS Opportunistic Emerging Markets Debt Relationship Fund

UBS Opportunistic High Yield Relationship Fund

UBS Opportunistic Loan Relationship Fund

UBS Short Duration Relationship Fund

UBS U.S. Securitized Mortgage Relationship Fund

UBS U.S. Treasury Inflation Protected Securities Relationship Fund

SCHEDULE 1

SERVICES: SEE APPENDIX I OF THE ATTACHED FEE ADDENDUM.

Accounting and NAV Calculation Services (NAV correction policy and procedures) -See Appendix I(A) of the attached Fee Addendum..

Financial Reporting Core Service- See Appendix I(D) of the attached Fee Addendum.

Fund Administration Services- See Appendix I(B) of the attached Fee Addendum.

Tax Core Services- See Appendix I(C) of the attached Fee Addendum.

Transfer Agency Services- See Appendix I(E) of the attached Fee Addendum.

FEES:  SEE SECTIONS A, CI, CII, CIII AND APPENDIX I OF ATTACHED FEE ADDENDUM.

ANNEX A

Electronic Access

1.                                      J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems, applications and Data (as defined below) in connection with the Agreement (collectively, the “Products”). J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2.                                      In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein.  The license granted herein will permit use by Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex.

3.                                      The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks.  The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software.  Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.                                      In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan.  J.P. Morgan shall not be liable for any Liabilities arising out of Customer’s access to or inability to access the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.   Nothing herein supersedes any obligation of J.P. Morgan’s obligations stated elsewhere in the attached Fund Services Agreement with respect to providing accurate and complete data available to J.P. Morgan at the time.

5.                                      Use of the Products may be monitored, tracked, and recorded.  In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording.  Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise.  J.P. Morgan shall own all right, title and interest in the data reflecting Customer usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

6.                                      The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.                                      The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request.  The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations.  Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8.                                      The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”).  The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.                                      The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.